ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
ALLIANCEBERNSTEIN LARGE CAP GROWTH PORTFOLIO

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The Portfolio's investment objective is growth of capital by pursuing aggressive investment policies.
Non-fundamental:
The Fund's investment objective is long-term growth of capital.

Fundamental Investment Policies:
As a matter of fundamental policy, the Portfolio normally invests at least 80% of its total assets in the equity securities of U.S. companies. Policy eliminated.
The Portfolio may not invest in securities of any one issuer (including repurchase agreements with any one entity) other than U.S. Government Securities, if immediately after such purchases more than 5% of the value of its total assets would be invested in such issuer, except that 25% of the value of the total assets of a Portfolio may be invested without regard to such 5% limitation.
The Portfolio is diversified.
The Portfolio may not acquire more than 10% of any class of the outstanding securities of any issuer (for this purpose, all preferred stock of an issuer shall be deemed a single class, and all indebtedness of any issuer shall be deemed a single class).
Policy eliminated.
The Portfolio may not invest more than 25% of the value of its total assets at the time an investment is made in the securities of issuers conducting their principal business activities in any one industry, except that there is no such limitation with respect to U.S. Government Securities or certificates of deposit, bankers' acceptances and interest-bearing deposits (for purposes of this investment restriction, the electric, gas, telephone and water business shall each be considered as a separate industry).
The Portfolio may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio may not borrow money, except that the Portfolio may borrow money only for extraordinary or emergency purposes and then only in amounts not exceeding 15% of its total assets at the time of borrowing.











Related fundamental policy:
The Portfolio may not issue senior securities except as permitted under the 1940 Act and interpretations thereunder.

Related non-fundamental policy:
Under the 1940 Act, the Portfolio is not permitted to borrow unless immediately after such borrowing there is "asset coverage," as that term is defined and used in the 1940 Act, of at least 300% for all borrowings of the Portfolio. In addition, under the 1940 Act, in the event asset coverage falls below 300%, a Portfolio must within three days reduce the amount of its borrowing to such an extent that the asset coverage of its borrowings is at least 300%.
The Portfolio may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

Related fundamental policy eliminated.




Related non-fundamental policy eliminated.
The Portfolio may not mortgage, pledge or hypothecate any of its assets, except as may be necessary in connection with permissible borrowings described [in above policy] (in an aggregate amount not to exceed 15% of total assets of the Portfolio), or as permitted in connection with short sales of securities "against the box" by the Portfolio, as described above.
Policy eliminated.
The Portfolio may not invest in illiquid securities if immediately after such investment more than 10% of the Portfolio's total assets (taken at market value) would be invested in such securities.




Related non-fundamental policy:
The Portfolio may invest up to 10% of its total assets in illiquid securities. Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.

Related non-fundamental policy eliminated.
The Portfolio may not invest more than 10% of the value of its total assets in repurchase agreements not terminable within seven days.
Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio may invest in repurchase agreements not terminable within seven days.
The Portfolio may not write put options.
Policy eliminated.
The Portfolio may not make investments for the purposes of exercising control. Policy eliminated.
The Portfolio may not, except as permitted in connection with short sales of securities against the box described ... above, make short sales of securities.
Policy eliminated.
The Portfolio may not buy or hold securities of any issuer if any officer or director of the Fund, the Adviser or any officer, director or 10% shareholder of the Adviser owns individually 1/2 of 1% of a class of securities of such issuer, and such persons together own beneficially more than 5% of such securities.
Policy eliminated.
The Portfolio may not buy or sell real estate or interests therein.
The Portfolio may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Fund from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Portfolio may not buy or sell commodities or commodity contracts, including commodity futures contracts.
The Portfolio may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.

Non-fundamental Investment Policies:
The Portfolio may invest up to 20% of its net assets in convertible securities.
Policy eliminated.
The Portfolio may invest up to 20% of its total assets in equity securities of non-U.S. companies.
Policy eliminated.
The Portfolio may write covered exchange-traded call options on its securities of up to 15% of its total assets, and purchase and sell exchange-traded call and put options on common stocks written by others of up to, for all options, 10% of its total assets.

Related non-fundamental policies:
The Portfolio will not write a call option if the premium to be received by the Portfolio in connection with such options would not produce an annualized return of at least 15% of the then market value of the securities subject to the option.
The Portfolio will not sell a call option written or guaranteed by it if, as a result of such sale, the aggregate of the Portfolio's securities subject to outstanding call options (valued at the lower of the option price or market value of such securities) would exceed 15% of the Portfolio's total assets. The Portfolio will not sell any call option if such sale would result in more than 10% of the Portfolio's assets being committed to call options written by the Portfolio which, at the time of sale by the Portfolio, have a remaining term of more than 100 days.
The Portfolio may write covered exchange-traded call options on its securities, and may purchase and sell exchange-traded call and put options on common stocks written by others.



Related non-fundamental policies eliminated.

The Portfolio may make short sales "against the box" of up to 15% of its net assets.
Policy eliminated.
The Portfolio may not sell securities short, except that it may make short sales against the box.
Policy eliminated.
The Portfolio may invest up to 5% of its net assets in rights and warrants. The Portfolio may invest in rights and warrants.
The Portfolio may make loans of portfolio securities up to 33-1/3% of its total assets (including collateral for any security loaned).
The Portfolio may lend portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.
The Portfolio will limit its investments in standby commitments so that the aggregate purchase price of the securities subject to the commitments does not exceed 20% of its assets.
Policy eliminated.
Under the 1940 Act, the Portfolio may invest not more than 10% of its total assets in securities of other investment companies. In addition, under the 1940 Act each Portfolio may not own more than 3% of the total outstanding voting stock of any investment company and not more than 5% of the value of each Portfolio's total assets may be invested in the securities of any investment company.
The Portfolio may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio may not underwrite securities issued by other persons. Non-fundamental policy eliminated.

New fundamental policy:
The Portfolio may not act as an underwriter of securities, except that the Portfolio may acquire restricted securities under circumstances in which, if such securities were sold, the Portfolio might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended (the "Securities Act"). The Portfolio may not make loans to other persons, except as permitted by the 1940 Act.
Non-fundamental policy eliminated.

New fundamental policy:
The Portfolio may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies;
(ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.

The Portfolio may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Portfolio may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Portfolio may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.


SK 00250 0073 695634















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